Issuer Free Writing Prospectus
Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-184007
Dated: November 9, 2012

OTCBB: USEL

TABLE OF CONTENTS  Bio’s and Accomplishments  The Environment/Market  Our Value Proposition  What We Have  Supply / Demand Imbalance  How We Accelerate

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS Certain statements in this presentation and responses to various questions include forward - looking statements, including statements regarding growth, opportunities for our business model and platform expansion. The words “believe,” “may,” “estimate,” “cont inu e,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressio ns, as they relate to us, are intended to identify forward - looking statements. We have based these forward - looking statements largely on our curren t expectations and projections about future events and financial trends that we believe may affect our financial condition, res ult s of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward - looking statements include effective marketing campaigns, maintaining and establishing relationships with partners, and our p art ners providing sufficient customer service to our customers. Further information on our risk factors is contained in our filings wit h the SEC, including the Form S - 1 filed on September 21, 2012. Any forward - looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is no t p ossible for us to predict all of them. We undertake no obligation to publicly update any forward - looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law . The issuer has filed a registration statement (333 - 184007) with the SEC for the offering to which this communication relates. B efore you invest you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC fo r more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request these documents by sending an email to dan@usell.com.

WHO WE ARE Sergio Zyman , Chairman and CEO - Sergio Zyman is the Chairman and Founder of Zyman Group and the former Chief Marketing Officer of The Coca - Cola Company. Over the course of 30+ years of hands - on marketing experience, Zyman has conceived a revolutionary set of principles that are proven to translate marketing strategies into positive business results. Zyman’s record as a master marketer also includes tenures with Coca - Cola, PepsiCo and Procter & Gamble. He is best known for his bold actions as the outspoken CMO of Coca - Cola, when he reconceptualized the company’s marketing strategy and boosted worldwide annual sales volume from 9 to 15 billion cases — the most explosive growth period in the company’s history. This success led Time magazine to name him one of the three key pitchmen of the 20th century . Sergio Zyman is a native of Mexico City. He holds an Executive M.B.A. from Harvard University and has attended graduate schools in London, Paris and Jerusalem.

WHO WE ARE Dan Brauser, President – As co - founder and President of uSell , Dan is responsible for the company’s financial operations, and is responsible for creating and expanding strategic partnerships for the benefit of Upstream’s growing number of users and investors. Prior to uSell , Dan was a co - founder and senior executive at Health Benefits Direct where he helped to create an innovative, technology - led approach to individual health insurance sales. In early 2009 the company sold its direct brokerage business and now focuses entirely on licensing the platform they originally developed. Additionally , Dan is a partner in a private investment group that focuses on capital formation for early stage companies in a wide array of deal structures. Dan holds a BS in Finance from the University of Florida along with an MBA from Duke University’s Fuqua School of Business .

MOBILE RESALE MARKET  The mobile market is rapidly expanding on the high - end • Estimated that over 50 million iPhone 5s will be sold before the end of 2012 (1) • Samsung Galaxy S3 sales expected to surpass 30 million devices in 2012 (2)  Estimated that over 125mm smartphones will be sold in U.S. in 2012 (3)  Historically less than 10% of used mobile phones were recycled (4)  Consumers are already actively selling their old phones and devices (1) Canaccord Genuity Inc. Analyst Mike Walkley ; JP Morgan Analysts (2) Shin Jong - Kyun , Samsung Mobile Director (3) Strategy Analytics July, 2012 Report “Global Smalrtphone Sales Forecast by OS” (4) Environmental Protection Agency, 2011

• The U.S. market for the recommerce of just smartphones is estimated at $7+ Billion every year Quoted Values Top Phones (2) Market Breakdown (3) Estimated Annual Churn Avg. Apple Resale Apple Phones $176.36 30.20% 20,970,880 Avg. Android Resale Android Phones $75.65 50.10% 34,789,440 Avg. BBerry Resale Blackberry Phones $46.02 13.40% 9,304,960 Overall Average Other Smartphones $62.09 6.30% 4,374,720 Estimated Annual Market Value = $ 7,030,536,000 $ 7 B + market fragmented and poised for a player to emerge as the authority marketplace SIZE OF THE PRIZE Estimated Annual Smartphone Turnover: 69,444,000 (1) (1) Derived from churn rate : Recon Analytics ; 2012 Sales estimates (21.7 Mos ) : Strategy Analytics July 2012 Report (2) Average re - Sale estimates from 2012 uSell internal data (3) Comscore April, 2012 Report

KEY MARKET PARTICIPANTS AND FORCES Device Manufacturers: Apple, HTC, Samsung Historically relied on carriers to distribute but have shifted to directly targeting consumers Carriers: Verizon, ATT, T - mobile , etc. Defensive and focused on customer retention rather than acquisition Consumers: You and Me Want the latest and greatest; smartphones are replacing personal computers • T he platforms and device manufacturers are working to go direct to consumers and will be successful based on their ability to meet the customers’ "want" of the latest and greatest technology • This puts economic pressure on the carriers as they incur large costs in the way of subsidies whenever a customer upgrades So What? Results in trend towards abandonment of carrier subsidies & the need for a self - subsidy

CURRENT OPTIONS  eBay & Craigslist previously the only option for consumers but limited • eBay: majority of items sold by “power sellers”, must have a paypal account, have to manage entire end - to - end process • Craigslist: along with having to manage the end - to - end process, concerns around safety with meeting face - to - face  Tremendous numbers of unsold used smartphones • Points to lack of consumer awareness achieved by these historic options  Awareness is building and uSell is working to accelerate it • Along with increasing smartphone penetration and global demand for used devices pointing toward a significant tipping point for consumer adoption

BEYOND EBAY AND CRAIGSLIST  If you don’t hand down your device, what else?  Glyde.com : a more streamlined buying and selling marketplace • Modernized listing process but lacks transparency and clarity on sell side  Direct buying businesses/websites like Gazelle.com • D espite being most well - known offers less value to consumers than uSell  Where is the most efficient model • Where a buyer has the lowest cost to acquire a customer/device • Where a seller deals with a professional “power buyer” • This is the uSell model

 Points to the “tipping point” in the U.S. reCommerce market in the very near future  Even amongst the most tech savvy, recommerce still relatively niche in the U.S. : • 65% of respondents who upgraded in 2011 did not leverage recommerce to fund their upgrade • 70% of respondents who did not sell a device in 2011either didn’t know about the recommerce concept or didn’t think offers would be worthwhile 32% 81% 0% 20% 40% 60% 80% 100% Engagement With Recommerce U.S. MARKET POISED FOR TIPPING POINT * All data from Gazelle 2012 CES Survey 2012 2 2011 84% 37% 37% 13% 5% 0% 20% 40% 60% 80% 100% Smartphone Tablet Laptop MP3 TVs 2012: Recommerce Intentions While only 32% of CES respondents sold back a device in 2011, 81% expect to do so in 2012 Of those planning on engaging with recommerce, smartphones are the device of choice, with a solid base of interest in both tablets and laptops

OUR THESIS  The market will continue to flood with used phones as the manufacturers continue to introduce new devices  The consumer will find a way to sell their devices in a way that offers them maximum value  There is a need for an effective platform that efficiently acquires sellers and matches them with buyers

USELL: THE OF RECOMMERCE  Aggregation platforms have proven to be successful across multiple industries  Individual players aren’t able to market/spend as much as a:  uSell’s aggregation platform plays to the 3 largest online consumer trends: • Free two - way shipping • Peer - to - peer reviews and feedback • Engaging in “the game” to find the best price onlin e  U.S. already familiar with price aggregation concept  uSell takes Kayak a step further by integrating the order process in its entirety within the seamless uSell website experience

MARKET ADOPTION  Aggregation platforms such as Kayak attract significant “just browsing” traffic as curious consumers test the marketplace  As these platforms gain popularity and become a more ingrained part of consumer behavior, this traffic increasingly trends towards converting customers Mobile ReCommerce Aggregation United Kingdom United States 8 .0% 1.7% Market Penetration U.K. U.S. Time Penetration Consumer Participation/Conversion % of mobile re - commerce visitors that send - in a device for resale

THE COMPETITIVE ENVIRONMENT Direct Purchasers (i.e. Gazelle) only offer one resale price option, while providing direct service Choice Service Increased uSell provides a wide variety of resale quotes from professional buyers while providing direct service and a predictable experience Provides an unstructured outlet to the direct public with no real service Provides a structured marketplace to the direct public with limited service as the entire sales process is the seller’s responsibility Increased

U.S. RECOMMERCE IMMATURE MARKET Company A Marketing Operations Data Company B Marketing Operations Data Company C Marketing Operations Data Underdevloped and fragmented mobile reCommerce market with players that operate independently and without the ability to drive scale  Power - sellers, small - to - medium businesses and wholesalers all operate independently with limited marketing budgets, imperfect operations and a limited set of data to analyze  Results in a lack of ability to profitably generate large volume

uSell enables its partners to profitably acquire devices by generating low cost orders and providing access to data and industry best practices USELL SERVICES OVERVIEW Company A Company B Company C Marketing Efficiency Operational Best Practices Data Aggregation & Reporting

MARKETING EFFICIENCY Google Adwords uSell Pricing Terms • Pay per click • Pay per completed order Device Targeting • Can bid for device specific keywords but cannot guarantee which devices are checked out • Device specific order targeting Cost • Average Cost per Order: $27* • Average Cost per Order: $15** Scalability • Search volume very limited • Cost increases with scale • Fixed commission schedule *Assume average CPC of $.80 and average conversion rate of 3% * uSell charges on a tiered structure, but average fee/order is about $15  We have explored all options and our solution has proven the most efficient

Franchising the Model: uSell has codified a number of best practices that ensures its partners to optimize service and profitability OPERATIONAL BEST PRACTICES • Outbound shipping best practices • Email follow up best practices • Website funnel conversion best practices • Customer service and support best practices uSell Best Practices Sample Asset uSell branded mailer featuring best practices to ensure optimal performance for all partners

• Device level and order level metrics • Operational Metrics: Devices per order, send - in rate, payment accuracy, average payment time, etc. • Pricing and Performance Metrics: SKU level Impressions, Pricing vs. average, CTR, Click - to - Order percentage, etc. • Customer feedback metrics uSell enables its partners to log into a secure dashboard to view both operational and pricing performance DATA AGGREGATION & REPORTING uSell Data and Metrics Sample Metrics:

USELL PROGRAM SUMMARY Partner Objective uSell Solution Generate low cost orders x Average Cost Per Order on the uSell platform is $15 versus as much as $30 for traditional marketing channels Generate scalable and predictable volume x uSell’s commission does is consistent and does not change with volume Analyze program performance x uSell provides access to detailed metrics on both operational and pricing performance Optimize program x uSell’s Client Management team works with partner to analyze data and optimize program accordingly x uSell partners have access to the best practices accumulated and codified by uSell through its deep industry experience

REVENUE MODEL  A ggregation platform • Does not directly buy phones or devices and never takes possession  Revenue is generated via commissions from partner buyers  Capitalizes on the growth of r eCommerce platforms  Commissions are based on the device offer value  uSell receives their commission once a platform user accepts a quoted offer, regardless of whether the user ultimately sends in the device

POTENTIAL LEADING PLAYERS: U.S. VS U.K. Envirofone Business Model • Operate Envirofone , Fones4Schools & FoneAid.com • Strong affiliate network they pay to drive orders • Build white label websites to drive device orders • Diminished brand value from disparate platforms • Pays for all devices • Handles all logistics • Sell phones themselves • Partners buy phones directly – handle all logistics • Re - sell them on eBay and internationally • Price aggregation platform that drives orders to buyers • Fully scalable without additional capital or capacity uSell Business Model Logistics & Capital Intensive Easily Scalable

 Organic thinking in an organic environment  Experienced management team with proven successful exits  Deep domain expertise in consumer marketing  Specialization in direct outreach campaigns USELL: WHAT WE HAVE Team Traction Pipeline Customers  Over 150 active prospective partners 190,000 534,000 1,138,000 1,647,000 0 500,000 1,000,000 1,500,000 2,000,000 Q4 - 11 Q1 - 12 Q2 - 12 Q3 - 12 Unique Visitor Growth  Exponential growth in both clicks & orders; Q3 - 12 metrics: • 214,640 Clicks • 53,640 Orders

Current imbalance between the supply and demand sides in the re - sale market BRIDGING THE DEMAND - SUPPLY IMBALANCE 25% “Top Tier” / 75% “Secondary” Supply Mix: Consumers/Sellers Smartphone Resale Market: Imbalanced Demand Mix: Resellers/Buyers 75% “Top Tier” / 25% “Secondary”

The changing nature of the U.S. cell phone market will smooth the supply mix BRIDGING THE DEMAND - SUPPLY IMBALANCE 25% “Top Tier” / 75% “Secondary” Supply Mix: Consumers/Sellers Smartphone Resale Market: Supply - Side Demand Mix: Resellers/Buyers 75% “Top Tier” / 25% “Secondary” Over - Supply  70% of devices sold in Q2 2012 were smartphones, up from 25% in Q2 2011 (1)  Q2 2012 smartphone penetration at 51%, up from 36% in Q2 2011 (1)  Estimated 70%+ smartphone penetration in U.S. by 2016 (1) (1) All data from Chaten Sharma, global market consultancy, derived from first - hand research

uSell is focusing on increasing demand in the long - tail BRIDGING THE DEMAND - SUPPLY IMBALANCE 25% “Top Tier” / 75% “Secondary” Supply Mix: Consumers/Sellers Smartphone Resale Market: Demand - Side Demand Mix: Resellers/Buyers 75% “Top Tier” / 25% “Secondary” Unfilled Demand  Re - designed “drill - down” search flow – increases send - in accuracy prompting buyers to accept more SKUs  Commission pricing by SKU – increases demand for long - tail products as they become economically viable

Evolving smartphone market & uSell initiatives will work to correct current imbalance BRIDGING THE DEMAND - SUPPLY IMBALANCE Supply Mix: Consumers/Sellers Smartphone Resale Market: Balanced Demand Mix: Resellers/Buyers 75% “Top Tier” / 25% “Secondary” 75% “Top Tier” / 25% “Secondary”  Increasingly robust smartphone penetration will create additional supply of top - tier phones as the market progresses  uSell initiatives create operational and financial incentives to accept more “secondary” phones  Results in increased volume and efficient throughput

Product Dev. (Tech), 40% Marketing, 20% Operations, 10% Account Mgmt., 10% Sales/Bus. Dev., 20% Product Dev (Tech) 60% Marketing 20% Operations 20% uSell’s “Rules of the Game”  Make money on marketing  Invest capital in platform development  Become profitable ACCELERATION OF MODEL Variable Spend Time Value Fixed Spend – Areas of Investment Brand Value Marketing Spend Revenue Margin Increased investment accelerates time to profitability

WHAT WE’VE ACCOMPLISHED  Built and launched platform  Proven the concept  H igh ad response rate  Insatiable appetite from buyers • Extremely robust pipeline of potential partners  Currently held back by consumer awareness & penetration

WHERE WE ARE  We are currently generating a positive response to our advertising while increasing our marketing efficiencies  We believe as the market evolves consumer awareness will naturally increase conversion rate (as with the UK Market) and are therefore investing in infrastructure to: • Increase our technical efficiency • Increase the sophistication of consumer interactions • To create a more dynamic platform

USELL MEDIA COVERAGE & TESTIMONIALS “My favorite of the selling sites.” - Jean Chatzky - NBC Today Show “Find the best prices for your used tech.” - Roy Furchgott - The NYT “ There are countless other services out there for reselling used electronics, but uSell's new approach is to search multiple buyer companies and find the one that's willing to pay the most for what you have. ” - Katherine Noyes - Discovery “ Eco - friendly uSell buys back your old devices while protecting the planet .” - Clayton Morris - FoxNews.com “ uSell is to other recycling sites what Kayak is to other travel reservation sites .” - Jacqueline Emigh - Notebook Review “ You can skip the cellphone contracts ... bring your own device is now an option.” - Sean Capitain - MSN